PRECIDIAN ETFs TRUST 485BPOS

Exhibit 99.(d)(1)

INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT is made by and between Precidian ETFs Trust, a Delaware statutory trust (hereinafter referred to as the “Trust”), and Precidian Funds, LLC, a Delaware limited liability company (hereinafter referred to as “Manager”) with its principal place of business located at 301 S. State Street, Suite N002, Newtown, PA 18940. This Agreement is made effective as to each Series (defined below) as of the date set forth on the schedule to this Agreement identified as “Schedule A” attached hereto as of the “Effective Date” noted on Schedule A.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Manager is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Board of Trustees (the “Board”, and each such trustee a ‘‘Trustee”) of the Trust has selected the Adviser to act as investment adviser to the series portfolios of the Trust set forth on the Schedule(s) A to this Agreement (individually and collectively, the “Series”)

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

1.	General Provision.

The Trust hereby engages Manager, and Manager hereby accepts such engagement, to act as the investment manager of each Series identified in Schedule A to this Agreement and to perform for the Series such other duties and functions as are hereinafter set forth. Manager shall, in all matters, give to the Series and the Trust’s Board of Trustees the benefit of its best judgment, effort, advice and recommendations and shall at all times use its best efforts to conform to and enable the Series to conform to: (i) the provisions of the Investment Company Act and any rules or regulations thereunder; (ii) any order or no-action relief of the Commission applicable to the operation of the Series; (iii) any other applicable provisions of state or federal law; (iv) the provisions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time; (v) any other policies, procedures and determinations of the Board of Trustees of the Trust; (vi) the investment strategies, investment restrictions and fundamental policies of the Series as reflected in the Trust’s registration statement under the Investment Company Act; and (vii) any other applicable guidelines as my be set forth in the Series registration statement, including any amendments and supplements thereto, as the same may be in effect from time to time. The appropriate officers, contractors and employees of Manager shall be available upon reasonable notice for consultation with any of the trustees and officers of the Trust with respect to any matters dealing with the business and affairs of the Trust as they pertain to the Series, including the valuation of any of the Series portfolio securities which do not have readily available market quotations. Notwithstanding anything to the contrary contained herein or elsewhere, Manager shall have no power to vary the investments of the beneficial owners of the Trust, as such power is construed under Treasury Regulations Section 301.7701-4(c)(l). Manager may seek advice at any time from qualified tax counsel to ensure it understands this prohibition or when taking any action on behalf of the Trust.

2.	Investment Management.

a.       Manager shall, subject to the direction and control by the Trust’s Board of Trustees and in accordance with the provisions and guidelines set for in the Prospectus and Statement of Additional Information of the Series: (i) regularly manage and oversee the Series portfolio instruments, including (but not limited to) the purchase and sale of portfolio instruments as directed by the Series prospectus; (ii) designate the identity, quantity and weighting of the securities ( and amount of cash, if any) to be accepted in exchange for “creation units” of the Series or that will be applicable that day to redemption requests received by the Series; and (iii) arrange, subject to the provisions of Section 6 hereof, for the purchase of securities and other portfolio instruments for the Series and the sale of securities and other portfolio instruments held in the portfolio of the Series.

b.       Provided that the Trust shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of Section 6 hereof, Manager may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

c.       Provided that nothing herein shall be deemed to protect Manager from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the Agreement, Manager shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Agreement relates.

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d.       Nothing in this Agreement shall prevent Manager or any officer or contractor or other related party thereof from acting as investment adviser for any other person, firm or corporation and shall not in any way limit or restrict Manager or any of its directors, officers, stockholders, contractors, other related parties or employees from buying, selling or trading any securities for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by Manager of its duties and obligations under this Agreement and under the Advisers Act.

e.       To carry out the duties and responsibilities provided hereunder, Manager is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Series, to place orders and issue instructions for the Series. In all purchases, sales and other transactions in securities and other portfolio instruments for the Series, Manager is authorized to exercise full discretion and act for the Series in the same manner and with the same force and effect as the Series might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, including, but not limited to, entering into and executing on behalf of the Series, master agreements, confirmations, account opening documents, and other related documents, and making related undertakings and representations on behalf of the Series.

3.	Other Duties of Manager.

Manager shall, at its own expense, provide and supervise the activities of all administrative and clerical personnel as shall be required to provide effective corporate management and administration for the Series, including (i) the compilation and maintenance of such records with respect to its operations as may reasonably be required; (ii) the preparation and filing of such reports with respect thereto as shall be required by the Commission; (iii) the composition of periodic reports with respect to its operations for shareholders of the Series; (iv) the composition of proxy materials for meetings of the Series’ shareholders; (v) the composition of such registration statements as may be required by Federal securities laws for continuous public sale of shares of the Series and (vi) at Manager’s discretion, the development and implementation, if appropriate, of management and shareholder services designed to enhance the value or convenience of the Series as an investment vehicle.

4.	Allocation of Expenses.

The Manager will bear its own costs of providing services hereunder. Other than as herein specifically indicated or otherwise agreed to in a separate signed writing, the Manager shall not be responsible for any expenses or liabilities of the Series, including brokerage expenses and other expenses incurred in placing orders for the purchase and sale of securities and other investments.

Any officers or employees of Manager or any entity controlling, controlled by or under common control with Manager, who may also serve as officers, trustees or employees of the Trust shall not receive any compensation from the Trust for their services.

5.	Compensation of Manager.

The Trust agrees to pay Manager on behalf of the Series and Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a management fee payable monthly and calculated on the daily net assets of the Series at an annual rate as noted in each Schedule A of this Agreement.

6.	Portfolio Transactions and Brokerage.

a.       Manager is authorized, in arranging the Series portfolio transactions, to employ or deal with such members of securities or commodities exchanges, brokers or dealers, including “affiliated” broker-dealers (as that term is defined in the Investment Company Act) (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Series to obtain “best execution,” for these transactions, which is understood to mean prompt and reliable execution at the most favorable price obtainable. However, it is acknowledged and agreed by the Trust on behalf of the Series and the Manager that, due to the unique nature of each Series that is a grantor trust treated as an investment trust for U.S. federal income tax purposes, certain aspects of the Series operations involving the use of foreign exchange currency swaps cannot be changed without adversely affecting the Series status for such purposes. Therefore, the Manager is directed to execute portfolio transactions not involving securities through the counterparty that the Manager first uses upon launch of the Series (such counterparty, a “Trust-Directed Counterparty”), but the Manager shall nevertheless monitor the operation of the swap transactions to ensure such transactions are consistent with services and pricing provided by other market participants. For the avoidance of doubt, the Trust on behalf of the Series acknowledges and agrees that the Manager shall not have a duty of best execution with respect to portfolio transactions executed with a Trust-Directed Counterparty. The Manager shall not be precluded from obtaining, consistent with the provisions of Subsection ( c) of this Section the benefit of such investment information or research as will be of significant assistance to the performance by Manager of its investment management functions.

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b.       Except for transactions with a Trust-Directed Counterparty with respect to foreign exchange currency swaps, Manager shall select broker-dealers to effect the Series portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions and such may include a Trust-Directed Counterparty. For portfolio transactions not executed through a Trust-Directed Counterparty, the abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by Manager on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Series portfolio transactions by participating therein for its own account; the importance to the Series of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Series.

c.       Except for transactions with a Trust-Directed Counterparty involving foreign exchange currency swaps, Manager shall have discretion, in the interests of the Series, to allocate brokerage of the Series portfolio transactions to broker-dealers, other than an affiliated broker-dealer, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934) for the Series and/or other accounts for which Manager or its affiliates exercise “investment discretion” (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934) and to cause the Trust to pay such broker-dealers a commission for effecting a portfolio transaction for the Series that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if Manager determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of Manager and its investment Manager affiliates with respect to the accounts as to which they exercise investment discretion. In reaching such determination, Manager will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. In demonstrating that such determinations were made in good faith, Manager shall be prepared to show that all commissions were allocated for the purposes contemplated by this Agreement and that the total commissions paid by the Trust over a representative period selected by the Trust’s trustees were reasonable in relation to the benefits to the Series.

d.       Manager shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or “posted” commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Series for effecting its portfolio transactions to the extent consistent with the interests and policies of the Series as established by the determinations of the Board of Trustees of the Trust and the provisions of this Section 6.

e.       On occasions when Manager deems the purchase or sale of a security to be in the best interest of the Series as well as other clients of Manager and its affiliates, Manager to the extent permitted by applicable laws and regulations, may, but will be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Manager in the manner which Manager considers to be the most equitable and consistent with its fiduciary obligations to the Series and to its other clients over time. The Trust agrees that Manager and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Series. The Trust acknowledges that Manager and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Series, and that Manager will carry out its duties hereunder together with its duties under such relationships.

f.       The Trust recognizes that an affiliated broker-dealer: (i) may act as one of the Series regular brokers so long as it is lawful for it so to act; (ii) may be a major recipient of brokerage commissions paid by the Trust; and (iii) may effect portfolio transactions for the Series only if the commissions, fees or other remuneration received or to be received by it are determined in accordance with procedures contemplated by any rule, regulation or order adopted under the Investment Company Act for determining the permissible level of such commissions.

7.	Duration.

This Agreement, with respect to each Series (including any series of the Trust added to this Agreement by execution of an amended or new Schedule A), will take effect on the date set forth next to that Series name in the applicable Schedule A. Unless earlier terminated pursuant to Section 8 hereof, this Agreement, with respect to each Series, shall remain in effect until two years from the effective date specified in the applicable Schedule A, and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” ( as defined in the Investment Company Act) of the outstanding voting securities of the Series and by such a vote of the Trust’s Board of Trustees.

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8.	Termination.

This Agreement may be terminated: (i) by Manager at any time without penalty upon giving the Trust sixty days’ written notice (which notice may be waived by the Trust); or (ii) by the Trust at any time without penalty upon sixty days’ written notice to Manager (which notice may be waived by Manager) provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of the trustees of the Trust then in office or by the vote of the holders of a majority of the outstanding voting securities of the Series, as defined in the Investment Company Act.

9.	Assignment or Amendment.

This Agreement may not be amended without the affirmative vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purposes of voting on such approval and, where required by the Investment Company Act, by a vote or written consent of a majority of the outstanding voting securities of the Series, and shall automatically and immediately terminate in the event of its “assignment,” as defined in the Investment Company Act.

10.	Disclaimer of Trustee or Shareholder Liability

Manager understands and agrees that the obligations of the Trust under this Agreement are not binding upon any Trustee or shareholder of the Trust or Series personally but bind only the Trust and the Trust’s property. Manager represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming Trustee or shareholder liability for acts or obligations of the Trust and agrees that obligations, if any, assumed by the Trust pursuant to this Agreement will be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder will be limited to the respective assets of the Series.

11.	Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the Investment Company Act, the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

[Signature Pages(s) Follow]

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IN WITNESS WHEREOF, the parties hereby execute this Agreement.

PRECIDIAN ETFs TRUST, FOR THE SERIES LISTED IN
EACH SHEDULE A HEREOF:

/s/ David A. Bogart
Signature

By: David A. Bogart

Title: President

Precidian Funds, LLC

/s/ Daniel McCabe
Signature

By: Daniel McCabe

Title: Chief Executive Officer

Schedule A

Series, Effective Date and Compensation to Manager

The fee payable by the Trust on behalf of each Series shall be calculated on the daily net assets of each Senes at an annual rate as noted below:

Series	Effective Date	Compensation
Anheuser-Busch InBev SA/NV ADRhedged	September 3, 2024	0.17%
AstraZeneca PLC ADRhedged	September 3, 2024	0.17%
Banco Santander S.A. ADRhedged	September 3, 2024	0.17%
BP p.l.c. ADRhedged	September 3, 2024	0.17%
British American Tobacco p.l.c. ADRhedged	September 3, 2024	0.17%
Diageo plc ADRhedged	September 3, 2024	0.17%
GSK plc ADRhedged	September 3, 2024	0.17%
HSBC Holdings plc ADRhedged	September 3, 2024	0.17%
Mitsubishi UFJ Financial Group, Inc. ADRhedged	September 3, 2024	0.17%
Novartis AG ADRhedged	September 3, 2024	0.17%
Novo Nordisk A/S (B Shares) ADRhedged	September 3, 2024	0.17%
Shell plc ADRhedged	September 3, 2024	0.17%
Sanofi ADRhedged	September 3, 2024	0.17%
SAP SE ADRhedged	September 3, 2024	0.17%
TotalEnergies SE ADRhedged	September 3, 2024	0.17%
Toyota Motor Corporation ADRhedged	September 3, 2024	0.17%
Vodafone Group Plc ADRhedged	September 3, 2024	0.17%